CONSENT OF AUTHOR

Qingping Deng, Ph. D., C.P.Geol.
Vice President
Behre Dolbear & Company (USA), Inc.
999 Eighteenth Street, Suite 1500
Denver, Colorado 80202 USA

US Securities and Exchange Commission

"I consent to the statements attributed to me respecting the technical report entitled "Technical Report on the Campo Morado Project and Update on Metallurgy and Mineral Resources in the Reforma, Naranjo and El Rey Deposits, Guerrero State, Mexico" included in the registration statement on the Amended Form 20-F, dated January 27, 2006, filed by Farallon Resources Ltd. with the United States Securities and Exchange Commission."

Dated this 24th day of January 2006

/s/ Qingping Deng

Qingping Deng